Exhibit 99.2

ANSYS, INC. FIRST QUARTER 2013
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
May 2, 2013

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q1 2013 results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, May 2, 2013, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on audio webcasts.  The call can also be heard by dialing (866) 652-5200 (US) or (412) 317-6060 (CAN & INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10027726.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q1 2013 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

FIRST QUARTER 2013 OVERVIEW

The first quarter financial results are highlighted by solid performance on many fronts, including record cash flows, a record deferred revenue and backlog balance of $399 million and an industry-leading operating margin of 48%. We reported consolidated non-GAAP revenue of $199.5 million, an increase of 9% in constant currency (6% in reported currency) and non-GAAP EPS of $0.71. Our first quarter non-GAAP revenues were driven by a combination of growth across each of our three major geographies, supplemented by Esterel’s contribution. That being said, our Q1 finish was softer than we had planned and was negatively impacted by lingering issues around the macro economy, cautious customer sentiment and the predictability around the closing of deals, particularly larger ones.

These all create opportunities for us to focus on increasing sales productivity and operational efficiencies. In constant currency, software license revenue grew 7% and maintenance grew 14%.  The record deferred revenue and backlog balance is indicative of continued strong renewal rates during Q1.

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During Q1 2013, we had 26 customers with orders in excess of $1 million. These orders included elements of both new and renewal business and reflect continued sales expansion in many of our major accounts. This compares to 21 customers with orders in excess of $1 million in Q1 2012. Our recurring revenue base continued to remain strong at 74% of Q1 2013 revenue.  There was continued progress in portfolio sales efforts, cross-selling and customer engagement activities to continue building the pipeline for Q2 2013 and beyond.

•	Our direct and indirect businesses provided 76% and 24% of revenue, respectively, for the quarter.

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As we discussed on the last earnings call, we have been and will continue to make judicious investments across many elements of our business. These investments will continue to be balanced against the realities of the ongoing macroeconomic challenges facing both ANSYS and our customers. The non-GAAP operating margin for the first quarter was 48%.  The margin performance was largely driven by our ongoing internal discipline around spending as we navigated through a softer business environment.  The GAAP operating margin was also strong at 35% for the first quarter.

•	No shares were repurchased during Q1 2013. During FY 2012, we repurchased a total of 1.5 million shares at an average price of $63.65.

•	Total headcount on March 31, 2013 was approximately 2,470, an increase of approximately 50 as compared to headcount on December 31, 2012.

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On March 14, 2013, we held our annual Investor Day in downtown Pittsburgh.  An Executive Summary of the event can be downloaded from our Investor Relations Homepage at:  http://anss.client.shareholder.com/index.cfm

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On April 2, 2013, ANSYS announced the acquisition of EVEN – Evolutionary Engineering AG  (“EVEN”), a leading provider of composite analysis and optimization technology relying on cloud computing, which will become ANSYS Switzerland, a wholly owned subsidiary of ANSYS, Inc.  Headquartered in Zurich, EVEN has 12 employees and has been a partner of ANSYS, offering EVEN’s composite technologies through a product called ANSYS® Composite PrepPost™.  This product is tightly integrated with ANSYS Mechanical™ in ANSYS Workbench™ and with ANSYS Mechanical APDL.  EVEN also provides best-in-class engineering services in composites applications and in other areas in its fields of expertise.

Composites blend two or more materials that possess very different properties. Because they combine light weight, high strength and outstanding flexibility, composites have become standard materials for manufacturing in a range of industries, including automotive, aerospace, energy, marine, motorsports and leisure. As a result, the use of composites has grown dramatically in the last decade. This popularity has fostered the need for new design, analysis and optimization technology. Since EVEN is a leader in composite simulation, this acquisition emphasizes the high priority ANSYS is giving to this emerging technology.  Composites pose many challenges for R&D teams that need to identify the appropriate formulation for a required use. To successfully produce layered composites, engineers must define the optimal material formula — which depends on the number of layers involved along with the thickness and relative orientation of each layer.  ANSYS Composite PrepPost is a pre- and post-processing solution for layered composite materials integrated into the ANSYS software portfolio. The solution empowers users to efficiently model the most complex composite structures and, at the same time, fully understand the potential failure of product models. Users can subject product designs to simple physical stresses and compute progressive damage, delamination and cracking. The technology’s post-processing capabilities enable users to conduct in-depth investigations of ultimate product integrity and behavior. Users can view global results or conduct detailed analysis at the level of individual layers.

DEFERRED REVENUE AND BACKLOG

The Company’s deferred revenue and backlog are as follows:

(in thousands)	March 31, 2013	December 31, 2012	March 31, 2012	December 31, 2011
Current Deferred Revenue	$ 306,801	$ 305,793	$ 281,689	$ 259,155
Current Backlog	33,428	10,036	18,126	18,857
Total Current Deferred Revenue and Backlog	$ 340,229	$ 315,829	$ 299,815	$ 278,012

Long-Term Deferred Revenue	$ 10,682	$ 18,636	$ 17,695	$ 11,188
Long-Term Backlog	47,791	45,162	16,023	37,491
Total Long-Term Deferred Revenue and Backlog	$ 58,473	$ 63,798	$ 33,718	$ 48,679

Total Deferred Revenue and Backlog	$398,702	$379,627	$333,533	$326,691

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value.  The impact of this adjustment on GAAP revenue was $1.8 million for Q1 2013. The expected impact of this adjustment on GAAP revenue is $1.4 million for Q2 2013 and $4.6 million for FY 2013.

NON-GAAP REVENUE

ANSYS, Inc.
Q1 2013 vs. Q1 2012 REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q1 13 vs. Q1 12 % Growth
	Q1 2013	Q1 2012	Q1 13 vs. Q1 12 % Growth	In Constant Currency

Total Lease	$73,113	$68,855	6.18%	9.04%

Total Paid-Up	$47,064	$46,771	0.63%	2.87%

Total Maintenance	$74,130	$66,196	11.99%	14.31%

Total Service	$5,213	$5,675	-8.14%	-5.44%

Total Q1:	$199,520	$187,497	6.41%	8.92%

Esterel Revenue:  The Company completed its acquisition of Esterel Technologies, S.A. (“Esterel”) on August 1, 2012.  The Q1 2013 results include non-GAAP revenue from Esterel of $5.3 million.

In constant currency, total consolidated non-GAAP revenue increased 9% in Q1 2013 as compared to Q1 2012.  Overall, our revenues were spread as follows:  37% lease, 24% paid-up licenses, 37% maintenance and 3% service for Q1 2013 (sums to 101% due to rounding).  We saw healthy increases in lease licenses and maintenance, up 9% and 14% in constant currency, respectively, resulting in our recurring revenue at 74%.  Our overall maintenance renewal rates continued to be strong in Q1.

NON-GAAP GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
Q1 2013 vs. Q1 2012 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q1 13 vs. Q1 12 % Growth
	Q1 2013	Q1 2012	Q1 13 vs. Q1 12 % Growth	In Constant Currency
North America	$70,611	$67,756	4.21%	4.24%

Germany	$22,660	$20,559	10.22%	9.94%
United Kingdom	$8,635	$7,827	10.32%	12.43%
Other Europe	$37,072	$34,128	8.63%	10.05%
Total Europe	$68,367	$62,514	9.36%	10.31%

Japan	$28,652	$29,868	-4.07%	8.92%
Other Gen. Int'l Area	$31,890	$27,359	16.56%	17.35%
Total Gen. Int'l Area	$60,542	$57,227	5.79%	12.95%

Total Q1:	$199,520	$187,497	6.41%	8.92%

In North America, we continued to experience the ongoing cautious customer sentiment in many segments that began back in Q3 2012.  In addition, North America had a stronger comparable than the other regions, while also facing productivity challenges related to recent sales manager promotions and the training ramp-up of new sales resources.  North America did have relative sales strength in automotive, industrial equipment and electronics.  The sales pipelines and customer engagement activities in North America are building as we see innovation and competitive pressures continuing to drive simulation investments.

Despite ongoing macroeconomic concerns, Europe on whole delivered 10% growth in constant currency for Q1. Particularly notable was the growth in the UK. The revenue growth in Europe was also supported by an increase in business from Russia.  While volatility and prolonged customer procurement processes continued to impact the closing of new business, the overall renewal rates were in line with those of Q1 2012 and customer engagements in Europe remained intact, albeit extended.  The services business in Europe was also weaker than planned as customers delayed projects due to concerns in their own businesses.

Our General International Area (GIA) showed progress, growing double digits in constant currency for the quarter. Particularly notable was the growth in China and South Korea, as well as improvement in Japan. Consistent with FY 2012, during Q1, the Japan economy continued to struggle with its own macroeconomic issues, and the weakening of the Yen impacted our overall reported results.  India showed the most comparable softness for the quarter, as fiscal year-end spending did not align with historical patterns. We have continued to focus on hiring in those marketplaces where we still see real opportunity for additional growth in 2013 and beyond.  The sales teams are focused on finding new and complementary ways to better address the market opportunity in their local geographies and to increase overall sales productivity.  These ongoing internal improvement efforts, coupled with the dramatic weakening in the Yen, could be a catalyst for export-oriented customers as we work our way through 2013.

INDUSTRY HIGHLIGHTS

From our global list of Q1 major orders, but also evident in smaller orders, ANSYS’ software continues to grow in importance as customers increasingly benefit from the strategic business value of engineering simulation.  During Q1 2013, we continued to see growth from a combination of large domestic accounts, multi-nationals, emerging markets and industry verticals with time-sensitive, complex, multi-physics challenges. While all major industry sectors showed varying degrees of growth throughout Q1, we would like to highlight our progress in securing, extending and elevating our relationships with customers in three particular sectors, and also give a special mention to one other industry.

Automotive
As the North American and Chinese automotive markets continue to strengthen, increased R&D investments globally, led by sustainability and smart product development, are following suit.  As a result, cross-selling of all ANSYS product lines is strengthening within the automotive industry.  The strong growth in simulation in the automotive industry is a direct result of several market drivers: fuel economy and emissions regulations (CAFÉ, Euro6); demand for an enhanced passenger experience; competition for emerging market share; warranty reductions; avoidance of catastrophic failures; and manufacturing innovation for cost and quality.   The implications of these drivers are resulting in increased vehicle electrification and renewed R&D in traditional technologies (development of internal combustion powertrains, reduced vehicle weight, improved aerodynamics), as well as the need to streamline product development and supply chains to standardize and reduce the number of platforms worldwide and to be the first to market with smart systems and modules.  In the race to capture fast-growing markets in developing countries, automotive companies are challenged with balancing globalized product development, product and electronics proliferation and complying with various market rules and regulations, which are needs addressed by ANSYS products.

Electronics/Semiconductors
The proliferation of smart products is changing the way that high tech products are being developed, which in turn is increasing the need for ANSYS’ best-of-breed engineering design software:  transistor miniaturization and 3-D integrated circuit designs, improved power consumption, higher signal speed and bandwidth, mobility and platform integration, the proliferation of electronics and embedded software across industries, and governmental regulations and environmental issues.  These trends are resulting in more complex and integrated chip-package-system (CPS) designs; the need for a systems engineering approach to optimize product requirements by using simulation earlier in the design cycle;  reduced error margins in power delivery and timing; improved package reliability; the need to address structural, thermal and electro-migration challenges; as well as the need to update existing design and manufacturing processes that can take into consideration the changes in material properties and manufacturing processes.  As wireless and mobile devices continue to transform how we consume information and communicate, we see this industry sector as a faster growth area for the foreseeable future.

Industrial Equipment and Rotation Machinery
Industrial equipment plays a backstage role to the materials and goods that make modern life possible. Industrial robots keep the automotive industry moving; lathes and milling machines produce machine tools and parts; rotary separators help make mining more productive; paper machines are the foundation for newsprint production; heavy machinery makes modern road and building construction possible; and rolling machines transform steel into custom materials.  Turbomachinery, such as compressors and turbines, plays a vital role in virtually all industries, including power generation, oil and gas, and transportation. The list is close to endless.  Modern machines are also electronics heavy, packed with features made possible by the recent rapid advances in electronics and computing.  Competitive economics and consumer demand require high production rates, and discerning businesses and consumers require high-quality products with tight tolerances.  Factory machines must be fast-operating yet precisely controlled. Such speed generates high inertial loads, requiring precise consideration of dynamics and resulting stresses.  Many machines operate over a large range of operating conditions. This requires that designers consider thermal effects and their interaction with the machine’s structural aspects.  Modern machines often require expensive, high-performance engineering — so key design parameters include small size and low weight, but high strength and reliability.  Today’s machine designer faces a wide range of physical processes, demanding operational specifications and time-to-market pressures, while customer expectations have never been higher.  In some cases, energy efficiency is an important requirement, and this is particularly important to turbomachinery.  During Q1, we saw strength in the turbomachinery business in North America (oil and gas, aircraft engines, turbochargers, etc.), coupled with high-performance computing (HPC) demand, as the need for large-scale simulations continued to increase within this industry.

BioMed / Healthcare:
While BioMed / Healthcare is a smaller contributor to our revenue today, companies within this segment are increasingly adopting simulation amid sharper global competition, tighter regulations and lower sales, leading us to believe this segment holds great long-term, future potential.  As the FDA process is becoming increasingly more difficult and lengthy, major companies are entering more attractive geographic markets with more favorable approval processes (e.g. India and China), and are expanding their R&D centers and global footprint.  This, in turn, is increasing the competitive pressure to release new products at a faster pace, requiring the need for accelerated product throughput.  At the same time, increased regulations and sanctions, the rising cost of health care, aging populations and the need for more accessible health care are all changing the way medical device products are being developed.  As a result, the initiatives ANSYS implemented in this area about six months ago, including a formal marketing campaign and partnering with several organizations in the healthcare standards arena, produced promising growth in this segment during Q1.  This growth is influenced by more market awareness of the desperate need for innovative solutions, the introduction of new European regulations and the trend towards more patient-specific medicine.

INCOME STATEMENT HIGHLIGHTS

Q1 2013 MARGINS AND OUTLOOK:  The respective non-GAAP gross and operating margins were 87% and 48% for the first quarter.

Looking ahead into Q2 2013, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 87% and an operating margin of approximately 47% - 48%.  Our current outlook for FY 2013 assumes a non-GAAP gross profit margin of 87% - 88% and a non-GAAP operating margin of 47% - 48%.

Q1 2013 TAX RATE AND OUTLOOK:  Our Q1 non-GAAP effective tax rate was 29.5% and our GAAP rate was 26.7%. The Q1 non-GAAP and GAAP tax rates were positively impacted by approximately 2% and 3%, respectively, related to the 2012 U.S. research and development credit, enacted through legislation passed by the U.S. Congress in January 2013.  We are currently forecasting an effective tax rate of approximately 31% - 32% for the remaining three quarters of FY 2013.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $651.5 million as of March 31, 2013, of which 72% is held domestically.
•	Cash flows from operations were $95.4 million for the first quarter of 2013.
•	Consolidated net DSO of 38 days.
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In Q1, we made the quarterly contractual principal payment of $26.6 million on our long-term debt. The total remaining debt balance of $26.6 million is scheduled to be paid in July 2013 and carries an effective interest rate of 1.03% for Q2.

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Capital expenditures totaled $4.1 million for the first quarter.  We are currently planning for total 2013 capital expenditures in the range of $35 - $45 million. This includes spending related to the Company’s new headquarters facilities that are currently underway.

SHARE COUNT AND SHARE REPURCHASE

We had 95.2 million fully diluted weighted average shares outstanding in Q1.  No shares were repurchased during Q1. During FY 2012, we repurchased a total of 1.5 million shares at an average price of $63.65. The Company currently has 3.0 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 95.5 million fully diluted shares outstanding in Q2 2013 and 95.5 - 96.0 million outstanding for FY 2013.

STOCK-BASED COMPENSATION EXPENSE

ANSYS, Inc.
 STOCK-BASED COMPENSATION EXPENSE BREAKDOWN
($ in thousands)	Three Months Ended
	3/31/2013	3/31/2012
Cost of sales:
Software Licenses	$343	$368
Maintenance & service	$584	$559

Operating expenses:
SG&A	$4,196	$3,639
R&D	$3,664	$3,236

Total Exp Before Taxes	$8,787	$7,802
Related Inc Tax Benefits	($3,396)	($2,245)
Expense, net of taxes	$5,391	$5,557

CURRENCY

CURRENCY IMPACT COMPARED TO Q1 2012:  The 2013 first quarter revenue and operating income were unfavorably impacted by currency fluctuations of $4.7 million and $3.2 million, respectively.

CURRENCY OUTLOOK:  As we saw throughout each quarter of FY 2012 and in Q1 2013, the Company’s reported results will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are adjusting our currency rate assumptions for Q2 2013 to 1.29 - 1.32 for the Euro, 1.52 - 1.55 for the British Pound and 96 – 99 for the Japanese Yen.  For FY 2013, our currency rate assumptions include 1.30 – 1.33 for the Euro, 1.52 – 1.55 for the British Pound and 95 - 98 for the Japanese Yen.  These rates compare to those provided with our previous FY 2013 guidance of 1.30 - 1.33 for the Euro, 1.51 - 1.54 for the British Pound and 90 - 93 for the Japanese Yen.

OUTLOOK

Q2 and FY 2013 OUTLOOK:
Based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the first quarter and updates to our previous currency rate assumptions, including the recent significant weakening of the Japanese Yen, we are providing our initial outlook for Q2 2013.  We are currently forecasting non-GAAP revenue in the range of $206 - $212 million and GAAP revenue in the range of $204.6 - $210.6 million; non-GAAP diluted EPS in the range of $0.69 - $0.72 and GAAP diluted EPS in the range of $0.50 - $0.55.  The Q2 EPS outlook factors in marketing costs for annual user group meetings that in prior years have occurred in the second half of the year.

We are also updating our previous outlook for the full year of 2013.  Based on the aforementioned factors, but primarily in consideration of the recent weakening of the Japanese Yen and a more cautious outlook on Q2, we are adjusting our outlook for FY 2013 to non-GAAP revenue in the range of $855 - $875 million, or top line consolidated growth of 6% to 8% (8% - 11% in constant currency), and GAAP revenue in the range of $850.4 - $870.4 million.  Our updated non-GAAP diluted EPS outlook for FY 2013 reflects a range of $2.96 - $3.04 and we expect GAAP diluted EPS in the range of $2.24 - $2.36.      .

This outlook factors in updated currency rate assumptions, planned increases in sales capacity and other headcount additions, our current visibility around sales pipelines and forecasts, and the inclusion of Esterel for a full year in FY 2013.  However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macroeconomic environment, customer sentiment and procurement patterns, government and tax policies, and currency rate volatility.  We do, however, have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base that have helped us to grow and prosper over the past decade through various economic cycles.

CLOSING COMMENTS

As we progress through 2013, the emphasis will be a continued focus on execution and technological differentiation.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We believe that if the economic environment improves in the back half of 2013 or into 2014, we are well positioned to achieve our more robust financial targets.  We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the second quarter of 2013,  FY 2013 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	March 31, 2013				March 31, 2012

	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results
Total revenue	$197,732	$1,788	(1)	$199,520	$185,345	$2,152	(4)	$187,497

Operating income	69,549	26,556	(2)	96,105	67,828	26,593	(5)	94,421

Operating profit margin	35.2%			48.20%	36.60%			50.4%

Net income	$51,023	$16,729	(3)	$67,752	$45,539	$17,396	(6)	$62,935

Earnings per share - diluted:
Diluted earnings per share	$0.54			$0.71	$0.48			$0.66
Weighted average shares - diluted	95,166			95,166	95,190			95,190

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $15.8 million of amortization expense associated with intangible assets acquired in business combinations, $8.8 million of stock-based compensation expense, the $1.8 million adjustment to revenue as reflected in (1) above and $0.2 million of acquisition-related transaction expenses.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $9.8 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $16.6 million of amortization expense associated with intangible assets acquired in business combinations, $7.8 million of stock-based compensation expense and the $2.2 million adjustment to revenue as reflected in (4) above.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $9.2 million.

USE OF NON-GAAP MEASURES

Use of Non-GAAP Measures
The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share